Free Writing Prospectus

Filed pursuant to Rule 433

To Prospectus dated February 29, 2024

Preliminary Prospectus Supplement dated February 12, 2026

Registration Statement File No. 333-277554

Royal Caribbean Cruises Ltd.

Final Term Sheet

$1,250,000,000 4.750% Senior Notes due 2033
$1,250,000,000 5.250% Senior Notes due 2038

$1,250,000,000 4.750% Senior Notes due 2033 (the “2033 Notes”)

Issuer:	Royal Caribbean Cruises Ltd.

Principal Amount:	$1,250,000,000

Gross Proceeds:	$1,246,237,500

Maturity:	May 15, 2033, unless earlier redeemed or repurchased

Coupon (Interest Rate):	4.750%

Price to the Public:	99.699%

Yield to Maturity:	4.797%

Spread to Benchmark Treasury:	+92 basis points

Benchmark Treasury:	UST 4.000% due January 31, 2033

Benchmark Treasury Price and Yield:	100-23 3/4; 3.877%

Interest Payment Dates:	May 15 and November 15 of each year, commencing November 15, 2026

Interest Payment Record Dates:	May 1 and November 1 of each year

Optional Redemption:

Prior to February 15, 2033 (the date that is three months prior to the maturity date) (the “2033 Par Call Date”), the Company may redeem the 2033 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Notes matured on the 2033 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to, but excluding, the date of redemption, and (2) 100% of the principal amount of the 2033 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the date of redemption

In addition, on or after the 2033 Par Call Date, the Company may redeem the 2033 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2033 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	78017TAC7 / US78017TAC71

Trade Date:	February 12, 2026

Settlement Date:	February 27, 2026 (T+10)

Ratings:*	[Intentionally Omitted]

Lead Book-running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC PNC Capital Markets LLC
Senior Book-running Managers:**	BNP Paribas Securities Corp.
BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Truist Securities, Inc.

Book-running Managers:**	BBVA Securities Inc. CIBC World Markets Corp. Citizens JMP Securities, LLC DNB Carnegie, Inc. Fifth Third Securities, Inc. Lloyds Securities Inc. NatWest Markets Securities Inc. Regions Securities LLC

Co-Managers:**	CaixaBank, S.A.
Commerz Markets LLC
DZ Financial Markets LLC
HSBC Securities (USA) Inc.
Huntington Securities, Inc.
Nordea Bank Abp
R. Seelaus & Co., LLC
Santander US Capital Markets LLC
SEB Securities, Inc.
SG Americas Securities, LLC

$1,250,000,000 5.250% Senior Notes due 2038 (the “2038 Notes” and, together with the 2033 Notes, the “Notes”)

Issuer:	Royal Caribbean Cruises Ltd.

Principal Amount:	$1,250,000,000

Gross Proceeds:	$1,247,912,500

Maturity:	February 27, 2038, unless earlier redeemed or repurchased

Coupon (Interest Rate):	5.250%

Price to the Public:	99.833%

Yield to Maturity:	5.269%

Spread to Benchmark Treasury:	+117 basis points

Benchmark Treasury:	UST 4.000% due November 15, 2035

Benchmark Treasury Price and Yield:	99-06+; 4.099%

Interest Payment Dates:	February 27 and August 27 of each year, commencing August 27, 2026

Interest Payment Record Dates:	February 13 and August 13 of each year

Optional Redemption:

Prior to August 27, 2037 (the date that is six months prior to the maturity date) (the “2038 Par Call Date”), the Company may redeem the 2038 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2038 Notes matured on the 2038 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to, but excluding, the date of redemption, and (2) 100% of the principal amount of the 2038 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the date of redemption

In addition, on or after the 2038 Par Call Date, the Company may redeem the 2038 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2038 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	78017TAD5 / US78017TAD54

Trade Date:	February 12, 2026

Settlement Date:	February 27, 2026 (T+10)

Ratings:*	[Intentionally Omitted]

Lead Book-running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC PNC Capital Markets LLC
Senior Book-running Managers:**	BNP Paribas Securities Corp.
BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Truist Securities, Inc.

Book-running Managers:**	BBVA Securities Inc. CIBC World Markets Corp. Citizens JMP Securities, LLC DNB Carnegie, Inc. Fifth Third Securities, Inc. Lloyds Securities Inc. NatWest Markets Securities Inc. Regions Securities LLC

Co-Managers:**	CaixaBank, S.A.
Commerz Markets LLC
DZ Financial Markets LLC
HSBC Securities (USA) Inc.
Huntington Securities, Inc.
Nordea Bank Abp
R. Seelaus & Co., LLC
Santander US Capital Markets LLC
SEB Securities, Inc.
SG Americas Securities, LLC

Capitalized terms used but not defined herein have the meanings assigned to such terms in the preliminary prospectus supplement dated February 12, 2026 related to the offering of the Notes.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Note: One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through, or intermediated by, U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

It is expected that delivery of the Notes will be made against payment therefor on or about February 27, 2026, which will be the tenth business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+10”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before the delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisor.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or PNC Capital Markets LLC toll-free at 1-855-881-0697.

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